Exhibit 21.1
                                                 The Ziegler Companies 2001 10-K

                                SUBSIDIARIES OF
                          THE ZIEGLER COMPANIES, INC.

B.C. Ziegler and Company
Ziegler Thrift Trading, Inc.
Ziegler Financing Corporation
Ziegler Healthcare Capital, LLC
First Church Financing Corporation
Ziegler Equity Funding I, LLC
ZHP I, LLC
Ziegler Healthcare Fund I, LP